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                                                                     EXHIBIT 5.1

                      [Letterhead of Dorsey & Whitney LLP]


Dain Rauscher Corporation
Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402-4422

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to Dain Rauscher Corporation, a Delaware corporation (the "Company"), and have advised the Company in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of 500,000 shares (the "Shares") of common stock, par value $.125, of the Company ("Common Stock") to be offered and sold under the Dain Rauscher Corporation 2000 Employee Stock Purchase Plan (the "Plan").

         We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below.

         In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied upon certificates or representations of officers or employees of the Company and of public officials.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         Our opinion expressed above is limited to the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 of the Company relating to the Shares.

Dated:  May 25, 2000

                                            Very truly yours,

                                            /s/ Dorsey & Whitney LLP


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